Exhibit 3.6

KEYSTONE SOLUTIONS, INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) dated as of March 16, 2016, is made by and among KEYSTONE SOLUTIONS, INC., a Delaware corporation (the “Company”), and the Stockholders party hereto.

PREAMBLE

Each Stockholder owns, as of the date hereof, that number of Shares or rights to purchase Shares set forth opposite such Stockholder’s name on Annex I hereto. The Stockholders believe it to be in the best interest of the Company and the Stockholders to provide for the continued stability of the business and policies of the Company and its subsidiaries, as the same may exist from time to time, and, to that end, the parties hereto set forth this Agreement.

ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Affiliate” of a Person means any other Person that directly or indirectly (including through one or more intermediaries) controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this defined term means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Terms” has the meaning set forth in Section 3.3(c).

“Approved Sale” has the meaning set forth in Section 3.5(a).

“Board” means the Board of Directors of the Company.

“Charter” means the Certificate of Incorporation of the Company in effect as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified after the date hereof.

“Common Stock” means the Common Stock, $0.0001 par value, of the Company.

“Company” has the meaning set forth in the caption.

“Company Exercise Period” has the meaning set forth in Section 3.3(b).

“Company Notice” has the meaning set forth in Section 3.3(c).

“Compelled Stockholders” has the meaning set forth in Section 3.5(a).

“Compellors” has the meaning set forth in Section 3.5(a).

“Compellors Nominees” has the meaning set forth in Section 3.5(c).

“Co-Sale Notice” has the meaning set forth in Section 3.4(a)(i).

“Co-Sale Offer” has the meaning set forth in Section 3.4(a).

“Co-Sale Offered Securities” has the meaning set forth in Section 3.4(a)(i).

“Co-Sale Offeree” has the meaning set forth in Section 3.4(a).

“Co-Sale Offeror” has the meaning set forth in Section 3.4(a).

“Co-Sale Participant” has the meaning set forth in Section 3.4(b).

“Co-Sale Portion” means, with respect to any Stockholder, the quotient obtained by dividing (a) the number of Equity Securities held by such Stockholder by (b) the aggregate number of Equity Securities held by all Stockholders.

“Co-Sale Stockholders” has the meaning set forth in Section 3.4(a)(i).

“Director Designation Rights” has the meaning set forth in Section 2.1(c).

“Equity Securities” means all shares of capital stock of the Company, all securities convertible into or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“First Offer” has the meaning set forth in Section 3.3(a).

“First Offeror” has the meaning set forth in Section 3.3(a).

“Founder Directors” has the meaning set forth in Section 2.1(b)(ii).

“Founder Securities” means all Equity Securities held at any time during the term of this Agreement by any Founder Stockholder.

“Founder Stockholders” means each of James McCarthy, Richard Nathan, Greg McCarthy and Kevin Barrigan, and any member of any Group of the foregoing which holds Equity Securities.

“Group” means:

(a) in the case of any Stockholder who is an individual, (i) such Stockholder, (ii) the spouses or former spouses, parents, siblings or descendants of such Stockholder, (iii) all trusts for the benefit of such Stockholder or the individuals listed in clause (ii), (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing and (v) all Affiliates of such Stockholder; and

(b) in the case of any Stockholder that is an entity, (i) such Stockholder, (ii) any Affiliate of such Stockholder, or (iii) any Person to which such Stockholder shall Transfer all or substantially all of its assets.

“Investor Directors” has the meaning set forth in Section 2.1(b)(i).

“Investor Securities” means all Equity Securities held at any time during the term of this Agreement by any Investor Stockholder.

“Investor Stockholders” means Robert Berman, Avon Road Partners, L.P., and any member of any Group of the foregoing which holds Equity Securities.

“Offer Notice” has the meaning set forth in Section 3.3(a).

“Offered Securities” has the meaning set forth in Section 3.3(a)(i).

“Option Agreement” means that certain Option Agreement by and among Robert Berman, James McCarthy and Richard Nathan dated as of [            ], 2016.

“Other Securities” means all Equity Securities held at any time during the term of this Agreement by any Other Stockholder.

“Other Stockholders” means any Person executing this Agreement as a Stockholder that is not a Founder Stockholder or an Investor Stockholder.

“Permitted Transferee” means, with respect to any Stockholder, any Transferee that is a member of his, her or its respective Group.

“Person” shall mean any of the following: a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“QIPO” means a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

“Remaining Securities” has the meaning set forth in Section 3.3(c).

“ROFO Stockholders” means any Investor Stockholder or Founder Stockholder that is a holder of Shares.

“Sale of the Company” means any of the following; provided that a Sale of the Company will not include (i) the issuance or exercise of Warrants issued pursuant to the Subordinated Note and Warrant Purchase Agreement, or (ii) the entry into the Option Agreement or the exercise of the option rights granted thereunder:

(a) a merger, consolidation or statutory share exchange in which (i) the Company is a constituent party or (ii) a Subsidiary of the Company is a constituent party and the Company issues capital shares pursuant to such merger or consolidation, pursuant to which the equityholders of the Company as constituted immediately prior to such transaction will not own a majority, by voting power, of the capital shares of (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent corporation of such surviving or resulting entity;

(b) the sale, exchange, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, whether occurring as part of a single transaction or a series of related transactions, or the disposition (and whether by merger or otherwise) of one or more Subsidiaries if substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except where such sale, exchange, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of such Person or to the Company; or

(c) a transaction or series of transactions pursuant to which any Person(s) acting together becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor provisions thereto), directly or indirectly, of more than fifty percent (50%) of the Equity Securities.

“Shares” means shares of the Company’s common stock.

“Stockholders” means the Investor Stockholders, the Founder Stockholders and the Other Stockholders.

“Subordinated Note and Warrant Purchase Agreement” means that certain Subordinated Note and Warrant Purchase Agreement of the Company dated March 16, 2016.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person.

“Termination Date” means the earlier to occur of: (a) the closing of a QIPO, (b) the closing of a Sale of the Company and (c) the dissolution, liquidation or other winding up of the Company.

“Third Party” means, with respect to any Stockholder, any Person that is not (a) the Company or (b) a Permitted Transferee of such Stockholder.

“Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Equity Securities, either voluntarily or involuntarily and with or without consideration, excluding by employees to the Company upon a termination of employment.

“Transferee” means any Person to whom a Stockholder shall Transfer Equity Securities.

ARTICLE II

BOARD REPRESENTATION

2.1	Board Representation.

(a) The Company and the Stockholders shall take such corporate actions as may be required to ensure that from and after the “Effective Date” (as defined in the Option Agreement): (i) the number of directors constituting the Board does not exceed five (5), and (ii) the presence of at least one (1) Founder Director and one (1) Investor Director (in addition to any higher number of Directors as may be required by the Bylaws of the Company) is required to constitute a quorum of the Board.

(b) Subject to Section 2.1(c) below:

(i) from and after the “Effective Date” (as defined in the Option Agreement), the holder(s) of a majority of the Director Designation Rights with respect to the Investor Securities shall be entitled: (A) to nominate two (2) individuals to the Board to serve as directors (the “Investor Directors”) until each Investor Director’s successor is elected and qualified, (B) to nominate each successor to each Investor Director, and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B). Each Investor Director must be reasonably acceptable to the holders of a majority of the Director Designation Rights with respect to the Founder Securities. An Investor Director need not be a Stockholder. The Investor Directors initially appointed to the Board in accordance with this Section 2.1(b)(i) shall be Robert Berman and Glen Goord; and

(ii) the holder(s) of a majority of the Director Designation Rights with respect to the Founder Securities shall be entitled: (A) to nominate three (3) individuals to the Board to serve as directors (the “Founder Directors”) until each Founder Director’s successor is elected and qualified, (B) to nominate each successor to each Founder Director, and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B). Each Founder Director must be reasonably acceptable to the holders of a majority of the Director Designation Rights with respect to the Investor Securities. A Founder Director need not be a Stockholder. The Founder Directors initially appointed to the Board in accordance with this Section 2.1(b)(ii) shall be James McCarthy, Richard Nathan and Greg McCarthy.

(c) In the event of any Transfer of Equity Securities by any of James McCarthy, Richard Nathan, Greg McCarthy or Kevin Berrigan to any member of his respective

Group, the rights to vote such Equity Securities to designate members of the Board (“Director Designation Rights”) shall remain with the applicable Transferor. In the event of any Transfer of Equity Securities by any of Robert Berman or Avon Road Partners, L.P. to any member of his or its respective Group, the Director Designation Rights shall remain with the applicable Transferor.

(d) Each nomination or any proposal to remove from the Board any director shall be made by delivering to the Company a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Company shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice. Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Stockholders.

2.2	Voting Agreement.

Each Stockholder shall vote all Shares held by such Stockholder for the election to the Board of all individuals nominated in accordance with Section 2.1 and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1 and shall take all actions required on its behalf to give effect to the agreements set forth in this Article 2. Each Stockholder shall use all reasonable efforts to cause each director originally nominated by such Stockholder to vote for the election to the Board of all individuals nominated in accordance with Section 2.1.

2.3	Interim Directors.

The Company shall notify each Stockholder of the occurrence of any vacancy in any seat of the Board. If the Stockholders entitled to nominate a successor to fill such vacancy fail to do so within 30 days after delivery of such notice, such vacancy may be filled in accordance with the By-laws of the Company until a successor has been nominated and elected to the Board in accordance with Sections 2.1 and 2.2. If there are no Stockholders entitled to nominate a successor to fill such vacancy, such vacancy may be filled in accordance with the By-laws of the Company.

2.4	Subsidiaries.

The Company and each Stockholder shall take, and each Stockholder shall use all reasonable efforts to cause each director of the Company originally nominated by such Stockholder to take, such corporate actions as may be reasonably required to ensure that the composition of the board of directors, board of managers or other similar governing body of all direct and indirect Subsidiaries of the Company is identical to the composition of the Board unless otherwise agreed by the Board.

2.5	Protective Provisions.

Following the date hereof, the Company shall not take any of the following actions without the prior written approval of the holders of a majority of the Shares held by the Founder Stockholders:

(a) issue any Equity Securities, stock appreciation or similar rights, in a number or with a value equaling or exceeding twenty-five percent (25%) or more of the number or value of the outstanding Equity Securities of the Company immediately prior to such issuance or grant;

(b) undertake any Sale of the Company;

(c) undertake any dissolution, liquidation or windup;

(d) make material amendment of, waiver to, or termination of the Charter, the Company’s bylaws, or any other governing document of the Company;

(e) redeem or repurchase any Equity Securities except as required pursuant to the Charter;

(f) create any equity incentive program that, by itself or together with all other equity incentive programs provides for awards exceeding, taking into account the applicable size of the grant pool available thereunder (and after giving effect to any proposed adoption or variation), 10% of the Company’s fully-diluted equity (or the value thereof);

(g) enter into any merger, consolidation or acquisition (i) with a value in excess of $20,000,000 or (ii) which involves the issuance of Equity Securities equal to 10% or more of the aggregate outstanding Equity Securities;

(h) incur indebtedness for borrowed money in excess of $1,500,000 in the aggregate;

(i) effect any sales or other dispositions of assets exceeding $1,000,000;

(j) effect any changes in the strategic direction or lines of business of the Company not specified in the business plan approved by the Board;

(k) enter into any contract or agreement with any officer, director, stockholder, Affiliate or employee (each a “Related Person”) of the Company or any Subsidiary, including, without limitation, for the sale or repurchase of any Equity Securities; or

(l) agree to take any of the foregoing actions.

At any time that the Company has any Subsidiary, it shall not permit such Subsidiary to take any of the foregoing actions set forth in this Section 2.5 (with all references to the Company deemed to be references to such Subsidiary) without the prior written approval of the holders of a majority of the Shares held by the Founder Stockholders.

2.6	Registration Rights.

If the Company enters into any registration rights agreement or similar agreement granting “demand”, “piggyback” and/or S-3 registration rights with respect to its Equity Securities, the Company shall make the Founder Stockholders and the Investor Stockholders a

party to such agreement with equal rights to participate in the “demand”, “piggyback” and/or S-3 registration rights granted thereunder, on identical terms for both the Founder Stockholders and the Investor Stockholders, and on a pro rata basis (including with respect to cutbacks) based on the number of Shares held by each. In addition, in the event (but without any obligation to do so) the Company proposes to register any of its Equity Securities in connection with the public offering of such Equity Securities, the Company shall enter into a customary registration rights agreement granting “demand” and “piggyback” and S-3 registration rights to the Founder Stockholders and the Investor Stockholders with respect to the Shares held by each, on identical terms for the Founder Stockholders and the Investor Stockholders.

2.7	Periodic Financial Statements and Budget.

The Company shall deliver to the Founder Stockholders and the Investor Stockholders the following:

(a) within fifteen (15) days after the end of each month and within 45 days of the end of each quarter, (i) the consolidated unaudited balance sheet of the Company and its Subsidiaries at the end of such period, (ii) the consolidated unaudited statements of income and cash flows of the Company and its Subsidiaries for such period (and the related trial balances), (iii) the unaudited comparative statements of income of the Company and its Subsidiaries for the year-to-date and (iv) the Company’s current budget for the year-to-date, each as of the last day of such period;

(b) on or before May 15 of the following fiscal year, (i) the consolidated balance sheet of the Company and its Subsidiaries at the end of such fiscal year, together with comparisons to the balance sheet of the Company at the end of the prior fiscal year and to the Company’s current budget, (ii) the consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, together with comparisons to the statements of income and cash flows of the Company for the prior fiscal year and to the Company’s current budget, and (iii) an audit report of the Company’s independent auditors on such financial statements; and

(c) a final annual operating budget of the Company and its Subsidiaries at least thirty (30) days prior to the beginning of each fiscal year.

ARTICLE III

EQUITY SECURITIES

3.1	Future Stockholders.

(a) Each Person (unless already subject to this Agreement) part of the Founder Stockholder Group or the Investor Stockholder Group that acquires Equity Securities from a Founder Stockholder or an Investor Stockholder after the date hereof, as a condition to the effectiveness of such acquisition, shall be required to execute a counterpart to this Agreement, agreeing to be treated as:

(i) a Founder Stockholder, if such Person acquires such Equity Securities from a Founder Stockholder and is a member of such Founder Stockholder’s Group or the Group of another Founder Stockholder; or

(ii) an Investor Stockholder, if such Person acquires such Equity Securities from an Investor Stockholder and is a member of such Investor Stockholder’s Group or the Group of another Investor Stockholder.

whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to all Stockholders and to Founder Stockholders or Investor Stockholders, as the case may be.

(b) Except as described in Section 3.1(a), each Person (unless already subject to this Agreement) that acquires Equity Securities from a Stockholder after the date hereof, as a condition to the effectiveness of such acquisition, shall be required to execute a counterpart to this Agreement, agreeing to be treated as an Other Stockholder, whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to all Stockholders.

(c) Any Transfer of Equity Securities by any Stockholder not in accordance with Section 3.1(a) or 3.1(b), as applicable, shall be void.

(d) In addition to the foregoing, if the Company determines that any other holder of Equity Securities should become a party to this Agreement (including upon the issuance of those certain warrants issuable pursuant to that certain Subordinated Note and Warrant Purchase Agreement), the Company may, prior to issuing Equity Securities to such Person, require that such Person execute a counterpart to this Agreement, agreeing to be treated as an Other Stockholder, whereupon, in each case, such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement relating to all Stockholders.

3.2	Special Purpose Entities.

Each Stockholder that is an entity that was formed or otherwise exists for a principal purpose of directly or indirectly acquiring Equity Securities or that has no substantial assets other than Equity Securities or direct or indirect interests in Equity Securities agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on Transfer of such shares or other instruments as if such common stock or other equity interests were Equity Securities and (ii) no shares of such common stock or other equity interests may be Transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Equity Securities.

3.3	Right of First Offer.

(a) If any Stockholder (in any such case, the “First Offeror”) proposes to Transfer any Equity Securities to any Third Party, the First Offeror shall, before such Transfer,

deliver to the Company an offer (the “First Offer”) to Transfer such Equity Securities, including the number and type of Equity Securities to which the First Offer relates (the “Offered Securities”) and the name and address of the First Offeror (such notice, the “Offer Notice”).

(b) The Company shall first have the irrevocable right and option, but not the obligation, for a period of thirty (30) days from its receipt of the Offer Notice (including as extended pursuant to the proviso to this sentence, the “Company Exercise Period”), to propose to, and agree upon with, the First Offeror the price and other terms of the purchase and sale of the Offered Securities; provided, that if a term sheet, letter of intent or similar document for the purchase and sale of such Offered Securities is executed within the Company Exercise Period then the Company Exercise Period shall be extended for a further thirty (30) days. If the Company agrees upon the price and other terms of purchase with the First Offeror during the Company Exercise Period, the purchase price and other terms of purchase for the Offered Securities shall be those agreed with the First Offeror. If the Company does not agree with the First Offeror on the price and other terms of such purchase prior to the end of the Company Exercise Period, subject to Section 3.3(e), the Company shall forfeit its right to purchase any of the Offered Securities.

(c) If the Company does not intend to purchase any Offered Securities, or has agreed with the First Offeror on the price and terms of purchase but intends to purchase less than all of the Offered Securities, the Company shall, no later than the last calendar day of the Company Exercise Period, deliver written notice (the “Company Notice”) to each ROFO Stockholder specifying the number of Offered Securities that it does not intend to purchase (the “Remaining Securities”), and if the Company has determined the price and terms for a portion of the Offered Securities (the “Agreed Terms”), a summary of the Agreed Terms. The ROFO Stockholders shall have a right of first offer to purchase all but not less than all of the Remaining Securities, exercisable for a period of fifteen (15) calendar days from the date of receipt of the Company Notice, on the Agreed Terms, if applicable, or otherwise subject to agreement with the First Offeror on price and other terms of purchase; in the event that the ROFO Stockholders in the aggregate desire to purchase more than all of the Remaining Securities, the amount that each may purchase shall be reduced to an amount equal to their pro rata proportion of the outstanding Shares. Each ROFO Stockholder shall give written notice to the First Offeror, the Company and each other ROFO Stockholder specifying the number of Remaining Securities which such ROFO Stockholder desires to purchase, and each such notice shall constitute an irrevocable commitment by such ROFO Stockholder to purchase the number of Remaining Securities specified in the ROFO Stockholder’s notice on the Agreed Terms, if applicable, or otherwise on the terms and at the price agreed with the First Offeror. Any ROFO Stockholder that fails to provide such written notice within the time periods in this Section 3.3(c) shall forfeit its right to purchase any of the Remaining Securities.

(d) Any Person that elects, pursuant to this Section 3.3, to purchase any Offered Securities from the First Offeror shall, following delivery of written notice to the First Offeror for such election, cooperate with the First Offeror, and the First Offeror shall cooperate with such Person, and each of them shall use commercially reasonable efforts, to consummate, at the agreed time, the purchase and sale of the Offered Securities that such Person has elected to purchase.

(e) Notwithstanding anything to the contrary in Section 3.3(b) or 3.3(c), if the Company and/or the ROFO Stockholders do not exercise their respective rights of first offer for all of the Offered Securities within the time periods specified in Sections 3.3(b) and/or Section 3.3(c), then their right of first offer shall be null and void and the First Offeror shall have the right to Transfer at any time within 90 days after the end of the time period specified in Section 3.3(c) not less than the number of Offered Securities for which it received irrevocable binding offers; provided, that such Transfer shall be only be at a price, and on other terms, that are no less favorable to the First Offeror than those last specified by the Company and/or the ROFO Stockholders pursuant to Sections 3.3(b) and/or Section 3.3(c) (it being understood and agreed that if no offer is made by the Company and/or the ROFO Stockholders, the First Offeror shall be free to Transfer the Offered Securities at such price and on such terms as the First Offeror may determine in its sole discretion); provided, that (i) if more than one price is specified, the applicable price shall be the weighted average price of all offers made by the Company and/or the ROFO Stockholders; provided, further, if offers are received for less than all of the Offered Securities, the price so determined shall apply to the sale of the same number of Offered Securities and the First Offeror shall be free to sell the number of Offered Securities for which no offer was received at any price; and (ii) such Transfer must fully comply with all of the requirements and conditions precedent of Section 3.1. Upon the expiration of such 90-day period any of the Offered Securities not transferred hereunder by the First Offeror shall again become subject to the rights and restrictions of this Article III, and the First Offeror shall again be required to comply with all of the provisions of this Article III prior to Transferring any Equity Securities (other than to a member of such Stockholder’s Group).

3.4	Co-Sale Rights.

(a) If any Stockholder (the “Co-Sale Offeree”) receives an offer (a “Co-Sale Offer”) to Transfer any Equity Securities to any Third Party (the “Co-Sale Offeror”) and, following the completion of the procedures set forth in Section 3.3, the Co-Sale Offeree intends to accept such offer, the Co-Sale Offeree shall, at least fifteen (15) days before such Transfer:

(i) Deliver to the ROFO Stockholders who are not the Co-Sale Offeree (the “Co-Sale Stockholders”) and the Company a notice (the “Co-Sale Notice”) setting forth the material terms in connection with such proposed Transfer, including (A) the number and type of Equity Securities to which the Co-Sale Notice relates (the “Co-Sale Offered Securities”) and the name and address of the Co-Sale Offeree, (B) the name and address of the Co-Sale Offeror, (C) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available the Co-Sale Offeree regarding such non-cash consideration) and the terms and conditions of payment offered by the Co-Sale Offeree, and (D) a description of the anticipated required representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements.

(ii) Promptly upon receipt of the Co-Sale Notice, the Company shall deliver to the Co-Sale Offeree and the Co-Sale Stockholders a notice that sets forth each of their respective Co-Sale Portions (based on the Shares that they then hold).

(b) Within seven (7) days after delivery of the Co-Sale Notice, each Co-Sale Stockholder (a “Co-Sale Participant”) may elect to participate in the proposed Transfer relating to the Co-Sale Offer by delivering to such Co-Sale Offeree a notice specifying the number of Shares, based on his, her or its Co-Sale Portion with respect to which the Co-Sale Participant shall exercise his, her or its rights under this Section 3.4.

(c) The Co-Sale Offeree shall not Transfer any Equity Securities to the Co-Sale Offeror unless the Co-Sale Participants are permitted to substitute Shares (to the extent provided in this Section 3.4) owned by such Co-Sale Participants in place of a portion of the Equity Securities initially proposed to be Transferred by the Co-Sale Offeree in such Transfer. Each Co-Sale Participant shall be permitted to substitute such number of Shares as would result in such Co-Sale Participant receiving its respective Co-Sale Portion of the aggregate consideration to be received by the Co-Sale Offeree and all electing Co-Sale Participants pursuant to such Transfer.

(d) Each Co-Sale Participant shall cooperate with the Co-Sale Offeree, and the Co-Sale Offeree shall cooperate with such Co-Sale Participant, and each of them shall use commercially reasonable efforts, to cause the Co-Sale Offered Securities and the Shares offered by the Co-Sale Participants, to be sold to the Third Party Transferee, as promptly as practicable, for the price and on the terms set forth in the applicable Co-Sale Notice.

(e) Each Co-Sale Participant who Transfers Shares pursuant to this Section 3.4 shall pay its pro rata share (based on such Co-Sale Participant’s share of the aggregate proceeds received in such Transfer) of the expenses reasonably incurred by the Co-Sale Offeree in connection with such Transfer (including but not limited to reasonable attorneys’ fees for counsel selected by the Co-Sale Offeree) and each Co-Sale Participant shall be severally obligated to join on a pro rata basis (based on each such party’s share of the aggregate proceeds received with respect to such Transfer) in any indemnification obligation that the Co-Sale Offeree has agreed to in connection with such Transfer (other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of its Shares), and any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among the Co-Sale Offeree and the Co-Sale Participants (based on each such party’s share of the aggregate proceeds received with respect to such Transfer). Each Co-Sale Participant shall enter into any indemnification or contribution agreement reasonably requested by the Co-Sale Offeree to ensure compliance with this Section 3.4(d).

(f) For purposes of this Section 3.4, each Co-Sale Stockholder may aggregate his, her or its Co-Sale Portion among other Stockholders in his, her or its Group to the extent that such other Stockholders in his, hers or its Group do not elect to sell their respective Co-Sale Portions.

3.5	Approved Sale; Sale of the Company.

(a) At any time that the holders of (x) a majority of the Founder Securities and (y) a majority of the Investor Securities (collectively, the “Compellors”) propose a Sale of the Company, the Compellors shall be entitled to deliver notice to the Company and all other

Stockholders that are not among the Compellors (the “Compelled Stockholders”) that the Compellors desire the Company and/or the Compelled Stockholders to enter into agreements with one or more Persons that would result in a Sale of the Company (an “Approved Sale”), whereupon all Stockholders and the Company shall consent to and raise no objections against the Approved Sale (including that the Stockholders and the Company shall not voluntarily participate in any action or proceeding seeking to enjoin such Approved Sale), and if the Approved Sale is structured as (i) a merger or consolidation of the Company, each Stockholder shall, and hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and hereby instructs the Board to vote in favor of such Approved Sale, or (ii) a sale of shares of capital stock, each Stockholder shall, and hereby agrees to, agree to sell their Equity Securities on the terms and conditions approved by the Compellors. All Stockholders and the Company shall take all necessary and desirable actions (as determined by the Compellors) in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below; provided, however, that: (A) no Compelled Stockholder shall be required to enter into a non-compete provision, a provision providing for the licensing of intellectual property or the delivery of any products or services, (B) the liability of the Stockholders is several and not joint, (C) no Compelled Stockholder shall have any liability for any breaches of the representations, warranties or covenants of any other Stockholder, (D) any obligations and/or liabilities of Stockholders under the agreement governing such transaction and any related escrow agreement shall be borne pro rata among the Stockholders based on the proceeds and assets payable to the Stockholders in such transaction (other than any such obligations that relate specifically to a particular Stockholder’s Equity Securities, which obligations shall be borne solely by such Stockholder), and (E) no Compelled Stockholder shall be required to make any representations or warranties or covenants in connection with such transaction except with respect to (1) such Compelled Stockholder’s ownership of its Equity Securities, (2) such Compelled Stockholder’s ability to convey title to its Equity Securities free and clear of liens (if applicable), (3) such Compelled Stockholder’s ability to enter into the transaction and such Compelled Stockholder’s power and organization, (4) customary and reasonable covenants regarding non-solicitation and no-hire matters and confidentiality, publicity and similar matters and (5) subject to the provisions of this Section 3.5, (x) customary security holder indemnities for breaches of the representations, warranties and covenants specified in clauses (1) through (4) above, and (y) indemnities for breaches of representations and warranties made by the Company regarding the Company and its Subsidiaries; provided that all Compellors enter into such indemnities on substantially identical terms and shall be held severally, but not jointly, liable. The Stockholders shall not be required to comply with, and shall have no rights under, Sections 3.1 through 3.4 in connection with any Approved Sale.

(b) The Company shall provide the Stockholders with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof. Upon the consummation of the Approved Sale, each Stockholder shall receive the same portion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration (in the case of an asset sale, after payment or provision for all liabilities) had been distributed by the Company in a liquidation. In any Approved Sale if any Stockholders of a class or of a type of Equity Securities are given an option as to the form and amount of consideration to be received with respect to Equity Securities in a class or of a type, all holders of Equity Securities of such class or type will be given the same option. In the event that the consideration to be received by the Compellors is other than cash, to the extent such non-cash consideration cannot be delivered to or accepted by any Stockholder for any legal, compliance or regulatory reason (such as in the case where the non-cash consideration consists of securities that may only be issued to accredited investors, and the applicable Stockholder is not an accredited investor) such Stockholder shall be entitled to receive, in lieu of such other consideration, cash consideration with an equivalent value to such other consideration as reasonably determined by the Board and otherwise on the same terms and conditions upon which the Compellors sell their Equity Securities, subject to this Section 3.5.

(c) Each Stockholder and the Company hereby grants an irrevocable proxy and power of attorney to any nominees of the Compellors, who for the sake of clarity may be one or more of the Compellors (the “Compellors Nominees”), to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by such Person to effectuate the consummation of any Approved Sale in the event such Stockholder or Company breaches their obligations under this Section 3.5. Each Stockholder hereby agrees to indemnify, defend and hold the Compellors’ Nominees harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby, with the amount of such indemnity to be limited to the proceeds actually received by such Stockholder in such Approved Sale.

ARTICLE IV

MISCELLANEOUS

4.1	Termination.

This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

4.2	Legend on Stock Certificates.

Each certificate representing Equity Securities that are subject to this Agreement shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE OPINION OF COUNSEL TO THE

CORPORATION, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT DATED AS OF MARCH [            ], 2016, AMONG KEYSTONE SOLUTIONS, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF KEYSTONE SOLUTIONS, INC.”

4.3	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive and contract interpretation laws of the State of Delaware without regard to its conflict of law doctrines, and applicable federal law.

4.4	Venue.

Each of the Stockholders and the Company irrevocably consents to the exclusive jurisdiction and venue of any court within Fairfax County, Virginia, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons

4.5	Waiver of Jury Trial.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.5.

4.6	Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.7	Assignments; Successors and Assigns.

Except in connection with any Transfer of Equity Securities in accordance with this Agreement, the rights of each party under this Agreement may not be assigned. This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

4.8	Amendments; Waivers.

(a) Any provision of this Agreement may be modified or amended if, and only if, such modification or amendment is in writing and approved in writing by the holders of a majority of the Founder Securities and a majority of the Investor Securities; provided, that any modification or amendment that would have a disproportionate material adverse effect on the rights, obligations and other provisions of this Agreement with respect to a Stockholder or group of Stockholders relative to the other Stockholders shall require the written consent of that Stockholder or group of Stockholders. Any waiver of any provision of this Agreement requested by any party hereto must be made in writing by the party granting such waiver. The holders of a majority of all the then outstanding Investor Securities may grant a waiver or effect any modification or amendment on behalf of all Investor Stockholders. The holders of a majority of all the then outstanding Founder Securities may grant a waiver or effect any modification or amendment on behalf of the Founder Stockholders. The holders of a majority of all the then outstanding Other Securities may grant a waiver or effect any modification or amendment on behalf of the Other Stockholders.

(b) Notwithstanding the foregoing, no amendment to this Agreement, the bylaws of the Company or the Charter may:

(i) modify the limited liability of a Stockholder, impose new obligations, liabilities or responsibilities on, or increase the obligations, liabilities or responsibilities of a Stockholder; or

(ii) change or waive any voting, consent or approval threshold or requirement specified in this Agreement without the prior approval of the Stockholders constituting at least such voting, consent or approval threshold or otherwise satisfying such requirement; or

(iii) change or waive any voting, consent or approval threshold or requirement or other right granted to a specific Stockholder or group of Stockholders by name without the prior approval of such Stockholder(s).

4.9	Spousal Consent.

If requested by the Company, any Stockholder who is an individual shall cause his or her spouse, as applicable, to execute and deliver a separate consent and agreement (“Spousal Consent”) in the form attached as Exhibit A hereto. The signature of a spouse on a Spousal Consent shall not be construed as making such spouse a Stockholder of the Company or a party to this Agreement, except as may otherwise be set forth in such consent. Each Stockholder who is an individual will certify his or her marital status to the Company at the Company’s request.

4.10	Notices.

All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) the second day after mailing, if sent by registered or certified mail, return receipt requested, (b) upon delivery, if sent by hand delivery, (c) when received, if sent by prepaid overnight carrier, with a record of receipt, or (d) on the day of dispatch of facsimile, if sent by facsimile (with confirmation of transmission thereof), to the Company, at the address below, or to any Stockholder at the address set forth on Annex I opposite such Stockholder’s name.

KeyStone Solutions, Inc.

14420 Albemarle Point Place

Suite 200

Chantilly, VA 20151

Attn.: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Crowell & Moring LLP

1001 Pennsylvania Ave. NW

Washington, DC 20004

Attention: Morris F. DeFeo, Jr., Esq.

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

4.11	Specific Performance; Remedies.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. No failure or delay on the part of any party hereto in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. In the event any party seeks an injunction, such party shall not be required to post a bond or undertaking as a result or as a condition of the granting of such injunction, it being agreed by the parties that the importance of obtaining a prompt injunction to prevent a breach of this Agreement and to specifically enforce its terms and provisions is of paramount importance and should not be delayed or hindered as a result of a requirement that an undertaking or bond be posted, nor should any party be compelled to incur time or expense in litigating the issue of the amount of a bond or undertaking. If, regardless of the foregoing, a court decides that a bond or undertaking is required to be posted, the parties agree that the bond or undertaking shall be in an amount of no more than $1,000.00, which each of the parties agrees is adequate to secure each of them from damages arising as a result of the granting of an injunction which is later determined to have been improvidently or incorrectly granted.

4.12	Headings.

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

4.13	Nouns and Pronouns.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

4.14	Entire Agreement.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes (as an amendment and restatement) in their entirely all prior agreements and understandings with respect to such subject matter (or any related matter or portion thereof). The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

4.15	Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile or other electronic transmission, and any such counterpart executed and delivered via facsimile or other electronic transmission shall be deemed an original for all intents and purposes.

* * * * *

Exhibit 3.6

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement on the date first written above.

KEYSTONE SOLUTIONS, INC.

By:	/s/ Richard Nathan
Name: Richard Nathan
Title: President, COO and Secretary

[Signature page to Stockholders’ Agreement]

INVESTOR STOCKHOLDERS:

/s/ Robert Berman
Name: Robert Berman

AVON ROAD PARTNERS, L.P.

By:	/s/ Robert Berman
Name: Robert Berman
Title: General Partner

[Signature page to Stockholders’ Agreement]

FOUNDER STOCKHOLDERS:

/s/ James McCarthy
James McCarthy

/s/ Richard Nathan
Richard Nathan

/s/ Greg McCarthy
Greg McCarthy

/s/ Kevin Berrigan
Kevin Berrigan

[Signature page to Stockholders’ Agreement]

Annex I

Stockholder	Address	Equity Securities

James McCarthy	[Address]	2,810,220 shares of Common Stock

Richard Nathan	[Address]	1,642,336 shares of Common Stock

Gregory McCarthy		273,722 shares of Common Stock

Kevin Berrigan		273,722 shares of Common Stock

Robert Berman	[Address] With a copy to: STOLOFF & SILVER, LLP Attn: Gary D. Silver, Esq. 26 Hamilton Avenue - P.O. Box 1129 Monticello, New York 12701

Avon Road Partners, L.P.	[Address] With a copy to: STOLOFF & SILVER, LLP Attn: Gary D. Silver, Esq. 26 Hamilton Avenue - P.O. Box 1129 Monticello, New York 12701	Warrant to purchase 62,500 shares of Common Stock

EXHIBIT A

FORM OF SPOUSAL CONSENT

Dated             , 20__

Reference is hereby made to the Stockholders’ Agreement, dated as of March [            ], 2016 (the “Agreement”), among KeyStone Solutions, Inc., a Delaware corporation (the “Company”), and the parties signatory thereto. Capitalized terms used herein but not otherwise defined has the meaning given to such terms in the Agreement.

This Spousal Consent is being delivered pursuant to Section 4.9 of the Agreement, a copy of which has been provided to the undersigned (“Spouse”). Spouse, as the spouse of             (the “Relevant Stockholder”), consents to all of the provisions of the Agreement and to the extent that Spouse may lawfully do so, Spouse confirms that the Relevant Stockholder may act alone with respect to all matters in connection with the Agreement. Spouse also confirms that the Relevant Stockholder may enter into agreements pursuant to the Agreement and consent to and execute amendments thereof, without further signature or consent of, or notice to, Spouse. Spouse further agrees that he/she will not take any action to oppose or otherwise hinder the operation of the provisions of the Agreement.

To the extent of any property interest that Spouse may have in any Equity Securities, Spouse consents to be bound by the terms of the Agreement, including, without limitation, restrictions on transfer and obligations to sell set forth therein.

Name of Spouse: